Exhibit 99







July 9, 1998                      Jim Martinelli
                                  Treasurer & Chief
                                  Financial Officer
                                  (724) 352-4455
                                  jmartinelli@ii-vi.com
                                  II-VI Homepage:  www.ii-vi.com


II-VI INCORPORATED ANNOUNCES PRELIMINARY FOURTH QUARTER AND FISCAL
                     YEAR BOOKINGS AND REVENUES


PITTSBURGH, PA., July 9, 1998--II-VI Incorporated (NASDAQ NMS:
IIVI) today reported preliminary bookings and revenues for the fourth quarter and fiscal year ended June 30, 1998. Bookings for the quarter are expected to be approximately $16 million as compared to last year's fourth quarter bookings of $16.3 million and revenues for the quarter are expected to be approximately $14.5 million compared to $14.8 million for the same period a year ago. For the year, bookings are expected to be approximately $65 million as compared to $56.7 million for last fiscal year and revenues are expected to be approximately $61 million as compared to $52.7 million a year ago.

While the Company's financial results are preliminary and require further analysis, revenues for the quarter ended June 30, 1998 from infrared products should remain relatively constant with last year's level, in spite of the lower demand from the Japanese market and the continued weakness of the Japanese Yen. Quarterly revenues from the Company's VLOC subsidiary should increase approximately 10%, while quarterly revenues from the eV PRODUCTS division should decrease.

Francis J. Kramer, President and Chief Operating Officer stated, "Continued strength in the European and the U.S. markets is expected to overcome shortfalls in the Japanese market for our infrared optical products. Revenue growth of the VLOC subsidiary and the eV PRODUCTS division is expected to be negatively impacted by production delays associated with moving to new facilities and by lower than expected material production yields. We expect production and yield improvements in the upcoming quarters to positively impact operating results."

The Company is expected to issue its year end earnings release on August 11, 1998.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and electro-optical components, devices and materials for precision use in infrared, near infrared, visible light and x-ray instruments and applications. The Company's infrared products are used in high-power CO2 (carbon dioxide) lasers for industrial processing worldwide. The Company's VLOC subsidiary manufactures near infrared and visible light products used in industrial, scientific and medical instruments and solid-state (such as YAG and YLF) lasers. II-VI Incorporated is also developing and marketing solid-state x-ray and gamma-ray products for the nuclear radiation detection industry through its eV PRODUCTS division.

This press release contains forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results described in any forward looking statements due to expected production delays associated with moving to new facilities and production yields of the VLOC subsidiary and the eV PRODUCTS division and issues that may arise in connection with the completion of the annual audit. Additional information on potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended June 30, 1997 as filed with the Securities and Exchange Commission.

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